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                                                                 EXHIBIT 3.1.1
                             ARTICLES OF AMENDMENT
                       OF THE ARTICLES OF INCORPORATION
                                OF ABC BANCORP


        Pursuant to the provisions of Section 14-2-1006 of the Georgia Business Corporation Code, as amended (the "Code"), the undersigned, on behalf of ABC Bancorp (the "Corporation"), hereby submits the following information:

        1.      The name of the Corporation is ABC Bancorp.

        2. Pursuant to Section 14-2-1003 of the Code, the following amendment to the Articles of Incorporation of the Corporation was duly adopted by the Board of Directors on March 21, 1995 and by the Shareholders on April 18, 1995. Effective as of the date hereof, the Articles of Incorporation of the Corporation are hereby amended by deleting Article V thereof in its entirety and adding the following Article V thereto:

                                      V.

                The maximum amount of shares of stock that this corporation shall be authorized to issue shall be 15,000,000 shares which are to be divided into two classes as follows:

                        10,000,000 shares of Common Stock,
                        par value $1.00 per share; and

                        5,000,000 shares of Preferred Stock.


                The Common Stock may be created and issued from time to time in one or more series with voting rights for each series as determined by the Board of Directors of the corporation and set forth in the resolution or resolutions providing for the creation and issuance of the stock in such series. The Preferred Stock may be created and issued from time to time in one or more series with such designations, preferences, limitations, conversion rights, cumulative, relative, participating, optional or other rights, including voting rights, qualifications, limitations or restrictions thereof as determined by the Board of Directors of the corporation and set forth in the resolution or restrictions providing for the creation and issuance of the stock in such series.


        3. All other provisions of the Articles of Incorporation of the Corporation shall remain in full force and effect.

        EXECUTED this 26th day of May, 1995.


                                              ABC BANCORP


                                           By: /s/ Kenneth J. Hunnicutt
                                              ----------------------------
                                              Kenneth J. Hunnicutt
                                              Chief Executive Officer and
                                              President


ATTEST:

 /s/ Sara R. Hall
-------------------
Sara R. Hall
Secretary